Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 22, 2003, accompanying the financial statements and schedule of AceComm Corporation contained in the Registration Statement and proxy statement/prospectus. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption Experts.

/s/Grant Thornton, LLP

Vienna, Virginia
November 3, 2003